Vaughan Foods, Inc. Announces Increase in Revolving Line of Credit
MOORE, Okla., March 28, 2011 -- Vaughan Foods, Inc. (OTCBB - FOOD.OB), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced that it has increased the maximum availability on its revolving line of credit from $3.5 million to $4.5 million. The revolving line of credit is with Peninsula Bank Business Funding, a division of The Private Bank of the Peninsula of Palo Alto, California.
The Company and Peninsula agreed to increase the maximum amount available under the revolving line of credit on a seasonal basis, effective April 1, 2011.
Although the maturity date of the revolving line of credit is June 25, 2011, the parties agreed to extend the availability at this time to provide Vaughan with additional liquidity support during its peak summer season. The parties are considering renewal terms targeted at extending the relationship and, if a renewal is effected on substantially the same terms, the parties currently intend that the maximum amount available under the revolving line of credit would revert to $3.5 million, effective October 1, 2011, as Vaughan's peak season is winding down.
About Vaughan Foods, Inc.
Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.
Safe Harbor Statement
This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management's assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company's Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.
Contact:
Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com